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                                    Consent


         The undersigned hereby consents to the use of the undersigned's name and to any other disclosure relating to the undersigned's relationship with Bigmar, Inc., a Delaware corporation (the "Company") or any of Bigmar Pharmaceuticals SA, Bioren SA and Bigmar Therapeutics SA (collectively, the "Subsidiaries") in any Registration Statement or pre- or post-effective amendment thereto, filed by the Company, with the United States Securities and Exchange Commission, the National Association of Securities Dealers Inc. and the Nasdaq Stock Market, Inc., or in any document related thereto. The foregoing includes, without limitation, the reference to the undersigned under the headings "Management", "Executive Compensation" and "Principal Stockholders" in the Registration Statement on Form S-1.



         The undersigned hereby represents that all biographical information about the undersigned contained on page 47 of the Registration Statement on Form S-1 is true and correct as of the date hereof, and further, the undersigned hereby undertakes and agrees to promptly disclose to the Company any and all changes of such information.


         The undersigned hereby further agrees to keep all information regarding the Company's Registration Statement and any securities offerings related thereto confidential.




Dated:     5/17/96
      ---------------------




                                      JAMES M. McCORMICK
                                      ------------------------------
                                       Name: James McCormick


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